Exhibit 99.1

Destination XL Group, Inc. Announces A Three-Year Extension with Harvey S. Kanter to Continue as its President and Chief Executive Officer

CANTON, Mass., April 5, 2022 - Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big & tall men’s apparel in the United States (the “Company”), announced that its Board of Directors (the “Board”) has extended Harvey S. Kanter’s role as the Company’s President and Chief Executive Officer. Mr. Kanter has served as the Company’s President & CEO and been a member of its Board since April 1, 2019.

Lionel Conacher, Chairman of the Board, commented, “We are extremely pleased that Harvey has agreed to continue to lead our Company for another three-year term. Harvey has had an incredible impact on the success of the Company, including building a high-performing culture in which people are the focus. He brilliantly navigated the pandemic as he led the team through uncharted territory. With Harvey’s proven track record of creating shareholder value and his digital experience, as well as his strategic and operational expertise, we are confident that his consumer-focused mindset and passion for omni-channel retail will result in successfully bringing DXL to the next level,” he concluded.

“I am thrilled to work with the management team to continue the work we have undertaken to transform the DXLG Brand and to continue working with the Board to help the Company to reach new levels of success in today’s complex retail environment,” said Harvey Kanter. “DXLG has a tremendous opportunity to build upon the growth of its now transformative digital capabilities during the past three years to capture a larger share of the addressable market and increase DXLG’s position as the leader in the big & tall men’s apparel sector.”

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that delivers a Big + Tall shopping experience that fits -- fits his body, fits his style, fits his life. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores throughout the United States, and an e-commerce website, DXL.com, and mobile app which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Contact:

Investor Contact:
Investor.relations@dxlg.com
603-933-0541